Exhibit 10.8
2009-1 AMENDMENT
TO THE
JAMES HACKETT
DEFERRED COMPENSATION AGREEMENT
DATED JANUARY 12, 1988
     This 2009-1 Amendment to the DEFERRED COMPENSATION AGREEMENT by and between STEELCASE INC. (the “Company”) and JAMES HACKETT (the “Agreement”). The amendment is effective as of October 1, 2008.
     Pursuant to Section 9 of the Agreement, the Company amends the Agreement as follows:
A.
     Section 4 is amended and replaced in its entirety with the following:
4. Payments – Grandfathered Amounts. The following provisions shall apply with respect to Grandfathered Amounts. For purposes of this Agreement, the term “Grandfathered Amounts” shall equal the portion of the Executive’s account balance as of December 31, 2004, the right to which was earned and vested as of December 31, 2004, plus any future contributions to the account, the right to which was earned and vested as of December 31, 2004, to the extent such contributions are actually made.
          (a) General. Attachment A will describe the amount of payments to be made by the Company in respect of the deferral, and any vesting requirements.
          (b) Discharge for Cause. If the Executive is discharged for cause, the portion of the compensation actually deferred that qualifies as Grandfathered Amounts, if any, shall be paid to the Executive, without interest, in five equal annual payments commencing in the month of March following the discharge. The Executive shall not be entitled to any further Grandfathered Amounts under this Agreement. Amounts payable under this subparagraph may be prepaid at the option of the Company. For purposes of this Agreement, discharge “for cause” shall mean discharge by reason of gross insubordination, proven dishonesty injurious to the Company, the commission of a felony or misdemeanor injurious to the Company, or the engagement in business or practice in competition with the Company without the company’s prior written consent.
          (c) Competition. If the Executive enters into competition with the Company, without prior approval of the Board of Directors of the Company, and the benefits paid to the Executive hereunder exceed the amount of compensation actually deferred, no further payments shall be made to the Executive or a designated beneficiary. If the portion of the compensation actually deferred that qualifies as Grandfathered Amounts exceeds the portion of the benefits paid to the Executive that qualifies as Grandfathered Amounts hereunder, then the difference between such amounts shall be paid to the Executive, without interest, in five equal annual payments commencing in the month of March following the entry of the Executive into competition with the Company. Amounts payable under this subparagraph may be prepaid at the option of the Company.
          (d) Minimum Payments. The Executive, together with his designated beneficiary shall in no event receive an aggregate amount which is less than the total which has been deferred by the Executive.
          (e) Payment by Company or Trust. If a trust is established as described in Section 7 below and funds have been set aside in the trust, amounts payable under this Agreement may be paid by the Company or from the trust. The Company shall determine the source of the payments. Establishment of the trust shall not relieve the Company of its obligations under this agreement except to the extent that payments are actually made from the trust.
4A. Payments – Non-Grandfathered Amounts. The following provisions apply with respect to Non-Grandfathered Amounts. For purposes of this Agreement, the term “Non-Grandfathered Amounts” shall equal the Executive’s account balance less the Grandfathered Amounts.
          (a) General. Attachment A will describe the amount of payments to be made by the Company in respect of the deferral, and any vesting requirements.
          (b) Discharge for Cause. If the Executive is discharged for cause, the portion of the compensation actually deferred that qualifies as Non-Grandfathered Amounts, if any, shall be paid to the Executive, without interest, in 15 equal annual payments each March for 15 years beginning the March following the earlier of when the Executive attains age 70 or the Executive dies. The Executive shall not be entitled to any further Non-Grandfathered Amounts under this Agreement.
          (c) Competition. If the Executive enters into competition with the Company, without prior approval of the Board of Directors of the Company, and the benefits paid to the Executive hereunder exceed the amount of compensation actually deferred, no further payments shall be made to the Executive or a designated beneficiary. If the portion of the compensation actually deferred that qualifies as Non-Grandfathered Amounts exceeds the portion of the benefits paid to the Executive that qualifies as Non-Grandfathered Amounts hereunder, then the difference between such amounts shall be paid to the Executive, without interest, in 15 equal annual payments each March for 15 years beginning the March following the earlier of when the Executive attains age 70 or the Executive dies.
B.
A new Section 10 is added as follows:
10. Amendment. The intent of the parties is that payments under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary and except with respect to Grandfathered Amounts, the Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement unless the Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid under this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments described in this Agreement that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts (other than Grandfathered Amounts) that would otherwise be payable pursuant to this Agreement during the six-month period immediately following the Executive’s separation from service shall instead be paid on the first business day after the date that is six months following the Executive’s separation from service (or death, if earlier). This Agreement may be amended in any respect deemed by the Board of Directors of the Company to be necessary in order to preserve compliance with Section 409A of the Code.
C.
          Attachment A is amended and replaced in its entirety with the following:
ATTACHMENT A

Executive: James Hackett

Date of Deferral
Agreement:	February 16, 1996

Deferral Period:	5 years (3/1/96-2/28/2001)

Deferred Amounts:	$50,000/year

Annual Benefit Payments:	$300,000, paid each March for 15 years beginning the March after Executive attains age 70, provided that he does attain age 70.

Vesting Schedule:	The vested percentage is determined by the number of whole years of employment following completion of the full deferral:

Years of
Vesting Services	Vested Percentage
Less than 1	65%
1	72%

Years of
Vesting Services	Vested Percentage
2	79%
3	86%
4	93%
5	100%

100% vesting also occurs at the earlier of age 65 or when the rule of 80 is satisfied according to the Steelcase Benefits Booklet, or in the event of total and permanent disability.

Death Prior to Attaining Age 70:	$192,000 per year from 15 years; starting March after death, if death occurs prior to age 60 or prior to complete deferral. $220,000 per year for 15 years; starting March after death, if death occurs during ages 60 through 64 and after complete deferral. $250,000 per year for 15 years; starting March after death, if death occurs during ages 65 through 69 and after complete deferral.
D.
     In all other respects, the Agreement remains unchanged.
     IN WITNESS OF WHICH, the Company and James Hackett execute this 2009-1 Amendment to the Agreement.

STEELCASE INC.

Dated: October 3, 2008	By:	/s/ Nancy W. Hickey
Nancy W. Hickey
	Its:	Senior Vice President
Chief Administrative Officer

Agreed and Accepted:

/s/ James Hackett
James Hackett

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